INDEX TO EXHIBITS



(c)         Exhibits.

     2.1   Asset  Purchase  Agreement  dated  March 14,  2000
            between the Registrant and Seller.


                    ASSET PURCHASE AGREEMENT


        THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into this 14th day of March, 2000, by and between WEBQUEST INTERNATIONAL, INC., a Nevada corporation and its assignee(s) or nominee(s) (collectively, "Purchaser") and JUN CHEN, individual residing in Oakland, California, ("Seller").

                        R E C I T A L S:

        A.    Seller   is  engaged  in  the  Internet  development  business,
specifically  the  development of  the Internet site  www.winbridge.com   (the
"Business").

        B. Seller desires to sell and Purchaser desires to purchase certain assets of Seller on the terms and conditions set forth below.

        NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1.   PURCHASE.  On the Closing Date (defined below), Seller shall sell
and   Purchaser shall purchase the assets described in Section 2 below on  the terms and conditions set forth in this Agreement.

        2. PURCHASED ASSETS. The assets ("Assets") which are the subject of this Agreement and which Seller has agreed to sell and Purchaser has agreed to purchase are those described on Exhibit "A" attached hereto and incorporated herein by this reference. The parties mutually agree and acknowledge that Purchaser has agreed to purchase only the Assets described on Exhibit A.

        3.   PURCHASE PRICE.  The purchase price ("Purchase Price") to be paid
to   Seller  by  Purchaser for the Assets shall be EIGHT HUNDRED THOUSAND  AND
NO/100THS DOLLARS ($800,000.00), payable as follows:

             (a)   Purchaser shall pay Seller the sum of TWO HUNDRED  THOUSAND
AND NO/100THS DOLLARS ($200,000.00) on the Closing Date by means of cashier's check and $600,000.00 worth of WebQuest common stock restricted under rule 144 valued at $3.00 per share (200,000 shares). Additionally, Purchaser will issue Seller two stock warrants, one three year warrant to purchase 25,000 shares of WebQuest International, Inc. common restricted stock ("shares") for $3.00 per share, and one warrant to purchase 25,000 shares for $4.00 per share. The cash, stock certificate and warrants will be sent "overnight" via Federal Express to Seller.

        4. ASSUMED LIABILITIES. Purchaser shall assume and agree to pay, discharge, and perform no liabilities associated with the Assets, and Seller shall indemnify and hold Purchaser harmless for any other claims, liabilities or obligations of Seller or related to the Assets. Any liabilities associated with winbridge.com, by the Purchaser, incurred after the close date, will not be the Seller's responsibility.

        5. CONVEYANCE. Title to the Assets shall be conveyed to Purchaser by Seller by means of the Bill of Sale, Assignment & Assumption and any other documents Purchaser shall reasonably require, including, without limitation, any necessary consents for the transfer of the Assets.

        6. CLOSING DATE. The closing of the transactions contemplated by this Agreement shall be held on or before March 15, 2000 or a later date mutually agreed to by the parties (the "Closing Date"). The closing shall be conducted by overnight courier, mail, facsimile and other means mutually agreed upon by the parties hereto. On the Closing Date, the conveyance documents shall be properly executed and delivered to Purchaser, and Seller shall deliver possession of the Assets and all books, records, and correspondence appurtenant thereto to Purchaser. Purchaser will provide an ftp site for the Seller to transfer the site digital files.

        Seller will cooperate with Purchaser to change the registration of the URL winbridge.com from Seller to Purchaser by successfully completing a Registrant Name Change Agreement with Network Solutions, or equivalent organization. Seller will have this document notarized. Purchaser will provide the platform to operate winbridge.com.

        7.    REPRESENTATIONS  AND  WARRANTIES  OF  SELLER.    Seller   hereby
represents and warrants to and covenants with Purchaser as follows:

             (a) On the Closing Date, the Assets will be free and clear of all debts, liens, claims, mortgages, and encumbrances whatsoever;

             (b) There are no pending or, to the best of Seller's knowledge, threatened suits or administrative actions relating to or affecting any of the Assets;

             (c) Seller has received no notices from any governmental authority that Seller or any of the Assets are in violation of any applicable rule, law, ordinance or regulation, or requiring the removal, modification, or relocation of any of the Assets;

             (d) All of the Assets are in good condition and will comply with their normal use by Purchaser;

             (e)  Seller  has  all  licenses and  permits  necessary  to
operate  and  own  the  Assets  and  the  licenses  and  permits  are    fully
transferable, in good standing, and in full force and effect;

             (f) To the best of Seller's knowledge the execution, delivery, and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not violate any law, order, judgment, rule, regulation, decree, or ordinance to which Seller is subject or by which Seller is bound;

             (g) All ad Val Orem, personal property and other taxes or assessments on or relating to the Assets have been paid;

             (h) WebQuest International, Inc. is purchasing the assets only and is not responsible for any taxes past or present.
             (i) To the best of Seller's knowledge up to and including the Closing Date, Seller shall conduct its business in accordance with all applicable laws and regulations in the same manner as it has in the past, will not incur any additional liabilities relating to the Assets, and will take no action that will or may result in a lien, claim, mortgage, or encumbrance against the Assets;

             (j) Seller has the power and authority to enter into and perform its obligations under this Agreement;

             (k) All sales and transfer taxes required to be paid in connection with any of the Assets and all sales taxes required to be collected by Seller and paid to the appropriate taxing authority, have been paid, collected and remitted, or will be paid, collected, and remitted prior to the Closing Date;

             (l) To the best of Seller's knowledge there is no action, suit, or other legal proceeding or governmental investigation pending or, to the best of Seller's knowledge, threatened, anticipated or contemplated against Seller or relating to the Assets, or questioning the validity or enforce ability of this Agreement. To the best of Seller's knowledge there is no known or prospective infringement of any lease, contract, or agreements included in or relating to the Assets;

        8.    DUE  DILIGENCE.  Prior to the Closing Date,  Seller shall permit
Purchaser   and  Purchaser's  authorized representatives  to  have  reasonable access to the Assets and to Seller's books and records.

        9.    CONDITIONS  PRECEDENT.   The  following  shall  be   conditions
precedent to the closing of the transactions contemplated by this Agreement.

             (a) Seller shall have complied with all of its undertakings and obligations under this Agreement;

             (b)   The  representations, warranties, and covenants of   Seller
set forth in this Agreement shall be true and correct in all respects as of the Closing Date;

             (c) All consents and permits required to be obtained for the transfer of the Assets hereunder shall have been obtained, including, without limitation, any such consent or permit needed for Purchaser to have all rights. Seller will transfer the domain names and any accounts relating to the assets being transferred.

             (d) Seller and Purchaser shall have executed the non-competition agreement attached hereto as Exhibit "D."

        10. AGREEMENT TO INDEMNIFY. Seller agrees to indemnify and hold Purchaser and its affiliates harmless from and against the aggregate of all reasonable expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by Purchaser (collectively, "Indemnifiable Damages") resulting from or arising out of (i) any breach of a representation or warranty made by Seller in or pursuant to this Agreement, (ii) any breach of the covenants or agreements made by Seller in this Agreement, or (iii) any liabilities. Each of the representations and warranties made by Seller in this Agreement or pursuant hereto shall survive the closing of the transactions contemplated hereby. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

        11. NOTICES. Any notice required or permitted to be sent by either party under this Agreement to the other shall be in writing and shall be deemed to be given (i) in the case of actual delivery when delivered to the other party at the address set forth below, (ii) in the case of mailing, three
(3) days after said notice has been deposited in the United States mail, postage prepaid, by certified or registered mail, addressed to the other party at the address set forth below, and (iii) in other cases when actually received, with a copy in each case to:

        In the case of Seller:

                  Jun Chen
                  4798 Fair Ave.
                  Oakland, CA 94619
                  Telephone: (510) 482-2567

        In the case of Purchaser:

                  WebQuest International, Inc.
                  2248 Meridian Blvd., Suite A

                  Minden, Nevada  89423-8601
                  Telephone: (775) 782-0350
                  Facsimile:  (775) 782-0397
                  Attention: Kirk Johnson, CEO and a copy to
                  Attention: Scott Berry, CFO
Each party may change the address to which notice may be sent by so notifying the other party in writing as provided herein.

        12. BROKERS. Seller and Purchaser represent and warrant to each other that neither of them has employed a broker in regard to this Agreement for which any commission may be due and payable. Each party agrees to indemnify and hold the other party harmless against any brokerage commission resulting from any breach of this representation.

        13.   LAW.   This  Agreement  shall  be  governed  and  construed   in
accordance with the laws of the State of Nevada.

        14. COSTS AND ATTORNEY'S FEES. Should any dispute arise between the parties over this Agreement, the prevailing party in any action brought to resolve said dispute shall be entitled to recover its reasonable costs and reasonable attorney's fees, including costs and fees on appeal.

        15. THIRD PARTY BENEFICIARIES. It is the intent of Seller and Purchaser that this Agreement is solely for the benefit of the parties hereto and, therefore, no person or persons other than Seller and Purchaser shall have any rights whatsoever under this Agreement, either as third party beneficiaries or otherwise.

        16. COSTS AND EXPENSES. Each party shall pay its own costs and expenses, including attorney's fees, incurred in the negotiation, preparation and execution of this Agreement and the closing cost hereunder.

        17. PRESS RELEASE. Purchaser will release this information to business wire after the closing of the transaction.

        18. USE OF PLAYER INFORMATION. Purchaser will not use winbridge.com registered player information for any purpose other than Internet game marketing.

        19. COMPLETE AGREEMENT. This Agreement constitutes the complete agreement between the parties hereto and it may not be amended, changed or modified except by a writing signed by the party to be charged by said amendment, change or modifications. This provision itself may not be changed or altered orally but only in a writing signed by the parties to this Agreement.
        IN WITNESS WHEREOF, the parties have hereunto executed this Agreement as of the day and year first above written.

Purchaser:                         Seller:


WEBQUEST INTERNATIONAL, INC.,           /s/ Jun Chen
a Nevada Corporation                    Jun Chen, an individual
By: /s/ Kirk Johnson

Its: Chief Executive Officer

                                  EXHIBIT "A"

Assets:

1. Ownership, all rights in and to the Domain name www.winbridge.com

2. Ownership, all rights in and to the Internet site www.winbridge.com

3. Ownership, all rights in and to the game code and all domain files including logs, scripts, graphics and html. This includes both the Visual Basic version currently in use and the JAVA 2 prototype version.

4. Any login, passwords needed to retrieve administrative functions or reports.

5. All existing members and site visitors.

6. Registered player information.

7. Login access to site server, mailing list server and administration.

8. All existing e-mail addresses and mailing accounts.

9. All customers, banner accounts and links.

10. The number of registered players at www.winbridge.com is 10,634

11. Number of e-mail addresses at www.winbridge.com. is 9,437



/s/ Jun Chen
Jun Chen


WEBQUEST INTERNATIONAL, INC.,
a Nevada corporation

By: /s/Kirk Johnson
Its: Chief Executive Officer

                          EXHIBIT "B"


                             None.

                          EXHIBIT "C"


             BILL OF SALE, ASSIGNMENT & ASSUMPTION


     THIS BILL OF SALE, ASSIGNMENT & ASSUMPTION is dated March 14, 2000, and is made by and between Jun Chen (the "Transferor") and WEBQUEST INTERNATIONAL, INC., a Nevada corporation (the "Transferee").

     For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound and to bind their respective successors and assigns, hereby covenant and agree as follows:

     1. Transferor does hereby convey, assign, transfer and deliver to Transferee, its successors and assigns, all of Transferor's right, title and interest, legal and equitable, in and to all of the assets of Transferor set forth on Exhibit "A" attached hereto and incorporated herein by this reference) (the "Assets"), to have and to hold all of the Assets hereby transferred, assigned, conveyed and delivered unto Transferee, its successors and assigns, to its and their own use and behalf forever.

     2. Transferor for itself and its successors and assigns has covenanted and by this Bill of Sale, Assignment & Assumption does covenant with Transferee, its successors and assigns, that Transferor, and its successors and assigns, will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, transfers, assignments, conveyances, powers of attorney and assurances, for the better assuring, conveying and confirming unto Transferee, its successors and assigns, all of its right, title and interest, legal and equitable, in the Assets hereby conveyed, transferred, assigned and delivered by it as Transferee, its successors and assigns, shall reasonably require. Nothing herein contained shall be deemed to limit or restrict the properties, assets and rights conveyed, assigned or transferred to or acquired by Transferee from Transferor, under or by virtue of any other conveyance, assignment, or other document respecting the Assets.

     3.    Transferor   hereby  constitutes  and  appoints  Transferee,   its
successors and assigns as Transferor's true and lawful agent and attorney to demand and receive any and all Assets, to do and perform any and all acts necessary to carry out the transfer and assignment of the Assets, Transferor hereby declaring that the foregoing powers are coupled with an interest and shall be irrevocable by Transferor or by Transferor's dissolution or in any manner or for any reason whatsoever.

     4. Nothing in this instrument, express or implied, is intended or shall be construed to confer upon or give to any person, firm or corporation other than Transferee or Transferor, and their respective successors and assigns, any remedy or claim under or by reason of this instrument or any term, covenant or condition hereof, and all the terms, covenants and conditions, promises and agreements contained in this instrument shall be for the sole and exclusive benefit of Transferee and Transferor and their respective successors and assigns.

     5. Transferee hereby accepts said assignment of Transferor's right, title and interest in and to the Assets and hereby assumes none of the obligations of Transferor with respect to or associated with such Assets.

     6. This Bill of Sale, Assignment & Assumption shall be governed and enforced in accordance with the laws of the State of Nevada without giving effect to principles of conflicts of law thereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale, Assignment & Assumption as of the date first above written.


                         TRANSFEROR:

                         /s/ Jun Chen
                         Jun Chen



                         TRANSFEREE:

                         WEBQUEST INTERNATIONAL, INC.,
                         a Nevada corporation


                         By: /s/ Kirk Johnson
                         Its: Chief Executive Officer

                          EXHIBIT "D"


                           NON-COMPETITION AGREEMENT

     This Non-Competition Agreement is made and entered into by and between Jun Chen (the "Seller") and WEBQUEST INTERNATIONAL, INC., a Nevada corporation (the "Company") effective as of March 14, 2000, such date being hereafter referred to as the "Effective Date" of this Agreement.

     WHEREAS, pursuant to an Asset Purchase Agreement dated March 14, 2000 (the "Purchase Agreement"), by and between Seller and the Company, the Company has agreed to purchase certain assets of Seller;

     WHEREAS, it is a condition to the Company's purchase of Seller's assets that Seller agree to be bound by the terms of this Agreement; and

     NOW, THEREFORE, in consideration of the mutual agreements and obligations contained in this Agreement, the parties agree as follows:

     1.   Non-Competition Covenants of Seller.

          (a) Seller shall not, during the period specified in Section 2 below, do any of the following without the prior written consent of the Company, directly or indirectly (whether as a shareholder, partner, principal, agent, director, affiliate, consultant or otherwise):

               (i) Carry on in any jurisdiction in the United States of America or any other country in the world (the "Restricted Territory") any business activity directly competitive with winbridge.com;

          (b) For purposes of the foregoing covenants, the following definitions shall apply:

               (i) The "Competing Business" shall mean any business activity that involves the development or marketing of a bridge game on the Internet.

     2. Duration. The covenants set forth in Section 1 and Section 5 shall be effective commencing as of the Effective Date and shall continue until the third (3rd) anniversary of the Effective Date of this Agreement.

     3. Consideration. Twenty Thousand and 00/100ths Dollars of the purchase price of the Seller's assets purchased by the Company from the Seller shall be treated as consideration for the foregoing covenant not to compete and the parties hereto agree that such consideration shall be sufficient to make all obligations of Seller herein binding and fully enforceable.

     4. Limitations on Non-Competition Covenant. Section 1 of this Agreement shall not be deemed to apply to any investments Seller may make, directly or indirectly, in any publicly traded company so long as Seller's aggregate holdings do not exceed one percent (1%) of the outstanding voting securities of such company.

     5. Confidentiality. In addition to the confidentiality provisions of any other Agreement among Seller, the Company or any of them, Seller agrees not to disclose, communicate, in any way, any proprietary or confidential information of the Company such as information relating to winbridge.com business, trade secrets, personnel, processes, techniques, know-how, formulas and other information and technical data or any intellectual property rights of winbridge.com.

     6. Remedies. The parties hereto acknowledge and agree that the extent of damages to the Company in the event of a breach of the covenants contained in this Agreement by Seller would be difficult or impossible to ascertain and that the remedies available at law to the Company in the event of any such breach would be inadequate. Consequently, Seller hereby agrees that in the event of such breach, the Company shall be entitled to enforce any or all of the covenants contained in this Agreement by injunctive or other equitable relief.

     7. Representations of Seller. Seller represents that: (i) Seller is familiar with the covenants not to compete and not to solicit set forth in this Agreement, (ii) Seller is fully aware of his obligations hereunder, including, without limitation, the length of time, scope and geographic coverage of these covenants, (iii) Seller finds the length of time, scope and geographic coverage of these covenants to be reasonable, and (iv) execution of this Agreement and performance of Seller's obligations hereunder, will not conflict with, or result in a violation or breach of, any other agreement to which Seller is a party or any judgment, order or decree to which the Seller is subject.

     8. Assignment. All contracts, representations, warranties and agreements of the parties contained herein shall be binding on and inure to the benefit of the parties, their respective heirs, personal representatives, and successors and assigns; provided, however, this Agreement shall not be assigned by Seller without the express written consent of the Company.

     9. Entire Agreement. This Agreement, along with the exhibits thereto, sets forth the entire Agreement and understanding between the Company and Seller with respect to the subject matter hereof, and supersedes any other negotiations, agreements, understandings, representations or past or future practices, whether written or oral.

     10. Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing to each such affected party and shall be deemed given on the date of delivery, if delivered, or five days after mailing, if mailed first-class mail, postage prepaid, to the following addresses:

     In the case of Seller:

                  Jun Chen
                  4798 Fair Ave.
                  Oakland, CA 94619
                  Telephone: (510) 482-2567

     In the case of the Company:

                  WebQuest International, Inc.
                  2248 Meridian Blvd., Suite A
                  Minden, Nevada  89423-8601
                  Telephone: (775) 782-0350
                  Facsimile:  (775) 782-0397
                  Attention: Kirk Johnson, CEO and a copy to
                  Attention: Scott Berry, CFO

or to such other address as any party hereto may designate by notice given as herein provided.

     11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without giving effect to principles regarding conflict of laws of any state.

     12. Amendments. This Agreement shall not be changed or modified in whole or in part except by an instrument in writing signed by each party hereto, nor shall any covenant or provision of this Agreement be considered waived except by an instrument in writing signed by the party against whom enforcement of such waiver is sought.

     13. Attorneys' Fees. In the event of any legal action or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

     14.    Counterparts.   This  Agreement  may  be   executed   in   several
counterparts, each of which shall be an original, but all of which together shall constitute one and the same /agreement.

     15. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

     16. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to either party upon any breach or default of the other party hereto shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver, single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

IN WITNESS WHEREOF, the parties hereto have executed this Non-Competition Agreement as of the Effective Date.

Company:                           Seller:

WEBQUEST INTERNATIONAL, INC.,      /s/ Jun Chen
a Nevada Corporation                   Jun Chen

By: /s/ Kirk Johnson
Its: Chief Executive Officer